Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      			Votes for 	Votes withheld
Ravi Akhoury 		23,308,403 	855,146
Jameson A. Baxter 	23,318,361 	845,188
Charles B. Curtis 	23,304,811	858,738
Robert J. Darretta 	23,295,534 	868,015
Myra R. Drucker 	23,315,035 	848,514
John A. Hill 		23,302,380 	861,169
Paul L. Joskow 		23,308,711 	854,838
Elizabeth T. Kennan 	23,300,079 	863,470
Kenneth R. Leibler 	23,311,662 	851,887
Robert E. Patterson 	23,309,718 	853,831
George Putnam, III 	23,264,452 	899,097
Robert L. Reynolds 	23,293,765 	869,784
W. Thomas Stephens 	23,313,195 	850,354
Richard B. Worley 	23,316,467 	847,082

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
16,135,048 	690,343 	528,592 	6,809,566

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
15,924,028 	883,959 	545,996 	6,809,566

A proposal to amend the fundamental investment restrictions with respect to diversification of investments was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
16,057,898 	754,484 	541,602 	6,809,565

A proposal to amend the fundamental investment restrictions with respect to the acquisition of voting shares was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
15,961,426 	795,339 	597,218 	6,809,566

All tabulations are rounded to the nearest whole number.